Exhibit 2.1

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on October 23, 2025 and sets forth the terms and conditions pursuant to which HCM II Acquisition Corp., a Cayman Islands exempted company (“HCM II”), shall effect a domestication into a Delaware corporation (the “Domestication”) to be known as HCM II Acquisition Corp., pursuant to Sections 265 and 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, HCM II is a Cayman Islands exempted company duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of HCM II (the “Board”) has determined that it is advisable and in the best interests of HCM II that HCM II be converted into and thereafter become, and continue to exist as, a corporation in accordance with Sections 265 and 388 of the DGCL; and

WHEREAS, pursuant to Section 265(h) of the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Sections 265 and 388 of the DGCL.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, HCM II agrees as follows:

1. Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), HCM II will be converted into a Delaware corporation, pursuant to Sections 265 and 388 of the DGCL, under the name “HCM II Acquisition Corp.” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as HCM II. HCM II will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of HCM II and will constitute a continuation of the existence of HCM II in the form of a Delaware corporation.

2. Effective Time. HCM II shall file the Certificate of Domestication, in the form attached hereto as Exhibit A, and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 and 265 of the DGCL.

3. Conversion of Securities. By virtue of the Domestication:

(a) each of the then issued and outstanding Class A ordinary shares of HCM II will convert automatically, on a one-for-one basis, into a share of common stock of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b) each of the then issued and outstanding public warrants of HCM II will convert automatically into a public warrant to acquire one share of the Corporation’s common stock, pursuant to the Warrant Agreement, dated August 19, 2024, between HCM II and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”);

(c) each of the then issued and outstanding private placement warrants of HCM II will convert automatically into a private placement warrant to acquire one share of the Corporation’s common stock, pursuant to the Warrant Agreement; and

(d) each of the then issued and outstanding units of HCM II that have not been previously separated into the underlying Class A ordinary shares and underlying public warrants of HCM II upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of common stock of the Corporation and one-half of one public warrant to acquire one share of common stock of the Corporation.

4. Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5. Governing Documents. (i) At the Effective Time, the Certificate of Incorporation of HCM II (initially filed in accordance with the Companies Law of the Cayman Islands) shall be canceled and the Amended and Restated Memorandum and Articles of Association of HCM II, adopted by special resolution dated as of August 15, 2024 and effective as of August 15, 2024, as may be amended, modified or supplemented, shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the By-Laws of the Corporation, in the form attached hereto as Exhibit C (the “Bylaws”), will govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

7. Officers. Each officer of HCM II as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time, and shall retain the same title with the Corporation from and after the Effective Time as he or she had with HCM II immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the board of directors, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 265(f) of the DGCL, including, without limitation, all of the rights, privileges and powers of HCM II, and all property, real, personal and mixed, and all debts due to HCM II, as well as all other things and causes of action belonging to HCM II, will remain vested in the Corporation and will be the property of the Corporation and the title to any real property vested by deed or otherwise in HCM II will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of HCM II will be preserved unimpaired, and all debts, liabilities and duties of HCM II will remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of HCM II as well as the debts, liabilities and duties of HCM II, will not be deemed, as a consequence of the Domestication, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

9. Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, HCM II and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of HCM II or otherwise to take any and all such action.

10. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11. Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of HCM II as of the date first written above.

HCM II Acquisition Corp.

/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chairman and Chief Executive Officer

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[intentionally omitted]

Exhibit B

Certificate of Incorporation

[intentionally omitted]

Exhibit C

Bylaws

[intentionally omitted]